Exhibit 99.1

NESCO HOLDINGS, INC. REPORTS SECOND QUARTER 2019 FINANCIAL RESULTS

FORT WAYNE, IN., August 9, 2019 – Nesco Holdings, Inc. (NYSE: NSCO, “Nesco” or the “Company”), a leading provider of specialty rental equipment to the electric utility, telecom and rail end-markets, today reported financial results for the quarter ended June 30, 2019.

SECOND QUARTER 2019 HIGHLIGHTS

●	Total revenue of $62.9 million (+12.6% from the second quarter 2018)
●	Net loss available to common stockholders of $5.4 million (+0.3% from the second quarter 2018)
●	Adjusted EBITDA of $30.5 million (+7.4% from the second quarter 2018)
●	Full year 2019 revenue and Adjusted EBITDA outlook reaffirmed

Lee Jacobson, President and CEO of Nesco, remarked: “Demand conditions remain strong across all of our key end-markets, as evidenced by our 12th consecutive quarter of growth in Adjusted EBITDA. Within the electric utility market, several of our customers’ project backlogs increased materially during the first half of 2019, a positive indicator that supports our outlook for multi-year growth in T&D specialty rental demand. Within the telecom market, we continue to see significant opportunities around wireless infrastructure investment related to 5G adoption, together with ongoing investments in wireline backhaul services and small cell implementation. Within our rail market, ongoing maintenance of existing rail lines, together with growth in commercial and commuter rail traffic, stand to provide another stable base of demand for our product offering.”

“Looking ahead, we remain focused on growing our fleet while maintaining high utilization rates,” continued Jacobson. “With the completion of our merger with Capitol Investment Corp. IV in July, we believe that Nesco’s balance sheet is now positioned to support sustained investments in fleet expansion and related strategic initiatives. Over time, we expect these targeted investments will drive continued growth in Adjusted EBITDA and free cash flow.”

SECOND QUARTER 2019 RESULTS

Total Revenues

Total revenue in the second quarter was $62.9 million, an increase of $7.0 million or 12.6% from the second quarter 2018. The increase was driven by growth of $3.3 million in the Equipment Rental and Sales segment (“ERS”) and growth of $3.7 million in the Parts, Tools and Accessories segment (“PTA”).

ERS segment total revenue grew 6.7% to $53.0 million in the second quarter from $49.6 million for the same period in 2018. Notably, second quarter 2018 ERS segment revenue included a net benefit of $1.4 million related to non-recurring hurricane-related power restoration work in Puerto Rico. Equipment on rent increased 3.7% to $468.0 million in the second quarter from $451.4 million in the same period of 2018. Fleet utilization was 78.7% in the second quarter, versus 80.9% in the same period of 2018.

Fleet utilization was impacted by a higher volume of net fleet additions in the second quarter 2019, as compared to the prior-year period. These fleet additions were not immediately available for rent but are included in the utilization calculation from the day they are delivered to the Company. Utilization in the second quarter 2018 benefited from non-recurring Puerto Rico-related work. Adjusted for these factors, fleet utilization would have been approximately 1% higher in the second quarter 2019 than in the prior-year period. Average rental rate per day was $137 in the second quarter, versus $139 in the same period of 2018, due to a shift in the mix of equipment on rent during the period toward lower cost equipment, primarily used in the telecom and rail end-markets.

PTA segment total revenue grew 59.4% to $9.9 million in the second quarter, versus $6.2 million for the same period in 2018. PTA revenue growth was driven by the opening of two new locations in April 2019 and from the addition of product lines, including a variety of insulated products, from the N&L acquisition, which occurred in the third quarter 2018. The Company’s PTA footprint expansion from two to six locations by September 30, 2019 is progressing on schedule, with an additional facility planned for 2020.

Net Income (Loss)

The Company reported a net loss in the second quarter of $5.4 million, versus a net loss of $5.4 million for the same period in 2018. During the second quarter, the Company reported a $7.0 million increase in total revenue and a $1.4 million decline in total selling, general and administrative expenses. These factors were offset by a $2.2 million increase in the cost of parts sales and service, a $1.6 million increase in the cost of equipment sales, a $1.6 million increase in transaction expenses related to our merger with Capitol Investment Corp. IV (“Capitol”) that closed on July 31, 2019, and a $1.4 million increase in the depreciation of rental equipment.

Adjusted EBITDA

For the three months ended June 30, 2019, Total Adjusted EBITDA increased 7.4% to $30.5 million, up from $28.4 million in the same period in 2018, mainly due to higher equipment on rent within the ERS segment and an increase in the number of service locations and product lines within the PTA segment.

Liquidity and Capitalization

As previously announced, on July 31, 2019, Nesco and Capitol Investment Corp. IV completed their business combination. In connection with the merger, Nesco reduced its net debt of $821 million as of July 31, 2019 to approximately $679 million. In July, the Company issued $475 million of Senior Secured Second Lien Notes due 2024 and established a new five-year senior secured asset-based revolving credit facility (“ABL Facility”) of up to $350.0 million, subject to a borrowing base. As of July 31, 2019, the Company’s balance on the ABL Facility was $175 million.

Investing Activities

Average fleet count increased to 4,205 units in the second quarter, from 3,930 units in the same period of 2018. During the three months ended June 30, 2019, the Company continued its fleet expansion program that began in the first quarter, shifting capital expenditures planned for the second half of 2019 into the first half of 2019. The acceleration in planned capital expenditures resulted in the addition of 130 units to the fleet during the second quarter 2019, versus 51 units in the same period of 2018. Total net capital expenditures in the second quarter were $29.5 million, including $16.2 million of maintenance expenditures and $23.8 million of growth expenditures. The Company received $10.5 million from used equipment sales in the second quarter of 2019.

NON-BINDING LETTER OF INTENT

The Company remains party to a non-binding letter of intent that was entered into on May 13, 2019, to acquire a privately held entity in the equipment rental business. The terms of the non-binding letter of intent provide for purchase consideration of approximately $42.0 million, implying an approximately 5x multiple of reported Adjusted EBITDA prior to synergies and the full-year impact of recent fleet additions. The consummation of the business combination is subject to the satisfactory completion of further diligence and negotiation of a final definitive agreement. There can be no assurance that this transaction will be consummated, including the consideration to be issued therein, as the terms of the non-binding letter of intent are subject to change.

REAFFIRMATION OF 2019 OUTLOOK

Nesco management reaffirms its outlook on revenue and Adjusted EBITDA for the full-year 2019 of $278 million and $137 million, respectively, as set forth in the investor presentation related to the merger with Capitol. This guidance is subject to the risks and uncertainties described in the “Forward-Looking Statements” below.

NON-GAAP FINANCIAL MEASURES

The Company uses a variety of operational and financial metrics, including non-GAAP financial measures such as Adjusted EBITDA, free cash flow, fleet utilization, original equipment cost on rent, among other metrics, to enable it to analyze its performance and financial condition. The Company utilizes these financial measures to manage its business on a day-to-day basis and believes that they are the most relevant measures of performance. Some of these measures are commonly used in the specialty rentals industry to evaluate performance. The Company believes these non-GAAP measures provide expanded insight to assess revenue and cost performance, in addition to the standard GAAP-based financial measures. There are no specific rules or regulations for determining non-GAAP measures, and as such, they may not be comparable to measures used by other companies within the industry. The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The definitions of non-GAAP financial measures along with a reconciliation of non-GAAP financial information to GAAP are included in the supplemental financial schedules.

CONFERENCE CALL INFORMATION

The Company has scheduled a conference call at 4:30 p.m. Eastern Time on August 9, 2019 to discuss the second quarter 2019 financial results. The conference call can be accessed by dialing 866-211-4094 (United States) or 647-689-6722 (International) using the conference ID 6228956. A replay of the call will be available at the Company’s investor relations website at investors.nescospecialty.com.

ABOUT NESCO

Nesco is one of the largest providers of specialty equipment, parts, tools, accessories and services to the electric utility transmission and distribution, telecommunications and rail markets in North America. Nesco offers its specialized equipment to a diverse customer base for the maintenance, repair, upgrade and installation of critical infrastructure assets including electric lines, telecommunications networks and rail systems. Nesco’s coast-to-coast rental fleet of more than 4,200 units includes aerial devices, boom trucks, cranes, digger derricks, pressure drills, stringing gear, hi-rail equipment, repair parts, tools and accessories. For more information, please visit investors.nescospecialty.com.

FORWARD-LOOKING STATEMENTS

This press release includes “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995 and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Nesco’s management’s control, that could cause actual results or outcomes to differ materially from those discussed in this press release. This press release is based on certain assumptions that Nesco has made in light of its experience in the industry as well as Nesco’s perceptions of historical trends, current conditions, expected future developments and other factors Nesco believes are appropriate in these circumstances. As you read and consider this press release, you should understand that these statements are not guarantees of performance or results. Many factors could affect Nesco’s actual performance and results and could cause actual results to differ materially from those expressed in this press release. All forward-looking statements attributable to Nesco or persons acting on their behalf are expressly qualified in their entirety by the foregoing cautionary statements. Important factors, among others, that may affect actual results or outcomes include: Nesco’s ability to execute on its plans to develop and market new products and the timing of these development programs; Nesco’s estimates of the size of the markets for its solutions; the rate and degree of market acceptance of Nesco’s solutions; the success of other competing technologies that may become available; Nesco’s ability to identify and integrate acquisitions; the performance and security of Nesco’s services; potential litigation involving Nesco; and general economic and market conditions impacting demand for Nesco’s services. For a more complete description of these and other possible risks and uncertainties, please refer to Capitol’s final prospectus and definitive proxy statement filed with the Securities and Exchange Commission on June 4, 2019 (as supplemented on June 24, 2019 and July 11, 2019) and incorporated by reference in the Current Report on Form 8-K filed with the SEC on August 1, 2019, as well as to our subsequent filings with the SEC. The forward-looking statements contained herein speak only as of the date hereof, and Nesco undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

INVESTOR CONTACT

Noel Ryan, IRC

720.778.2415

investors@nescospecialty.com

Table 1: Unaudited Condensed Consolidated Balance Sheets

Nesco Holdings I, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (unaudited)

(in thousands, except share data)	June 30, 2019	December 31, 2018
Assets
Current Assets
Cash	$2,584	$2,140
Accounts receivable, net of allowance of $2,505 and $7,562, respectively	62,900	52,559
Inventory	17,680	11,435
Prepaid expenses and other	4,992	2,483
Total current assets	88,156	68,617
Property and equipment, net	5,914	2,763
Rental equipment, net	334,406	320,722
Other Assets
Goodwill	228,714	228,714
Other intangible assets, net	69,292	70,740
Total other assets	298,006	299,454
Total Assets	$726,482	$691,556
Liabilities and Stockholder’s Deficit
Current Liabilities
Accounts payable	$37,197	$20,867
Accrued expenses	6,050	6,359
Accrued interest expense	13,676	14,024
Deferred rent income	3,043	4,762
Current portion of capital lease obligations	5,123	4,866
Current maturities of long-term debt	2,532	2,531
Total current liabilities	67,621	53,409
Long term debt, net	791,906	756,872
Capital leases	25,548	28,418
Deferred tax liabilities	11,449	11,191
Other liabilities	1,069	422
Total long term liabilities	$829,972	$796,903
Commitments and contingencies
Stockholder’s Deficit
Common stock - $0.01 par value, 1,000 shares authorized, 100 shares issued and outstanding, at June 30, 2019 and December 31, 2018	—	—
Additional paid-in capital	259,480	259,300
Accumulated deficit	(429,807)	(417,660)
Accumulated other comprehensive loss	(784)	(396)
Total stockholder’s deficit	(171,111)	(158,756)
Total Liabilities and Stockholder’s Deficit	$726,482	$691,556

Table 2: Unaudited Condensed Consolidated Statements of Operations

Nesco Holdings I, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except share and per share data)	2019	2018	2019	2018
Revenue
Rental revenue	$47,510	$44,720	$92,412	$89,254
Equipment sales	8,812	6,953	18,561	14,328
Parts sales and services	6,533	4,169	13,374	9,945
Total revenue	62,855	55,842	124,347	113,527
Cost of Revenue
Cost of rental revenue, excluding depreciation	12,632	12,300	23,470	23,825
Depreciation of rental equipment	17,155	15,721	34,105	31,309
Cost of equipment sales	7,568	6,005	15,308	12,364
Cost of parts sales and services	4,471	2,228	9,321	5,902
Major repair disposal	384	339	1,146	761
Total cost of revenue	42,210	36,593	83,350	74,161
Gross Profit	20,645	19,249	40,997	39,366
Operating Expenses
Transaction expenses	1,559	—	4,069	—
Selling, general, and administrative expenses	7,888	9,243	16,120	17,716
Amortization expense	724	745	1,448	1,383
Non-rental depreciation	25	52	71	103
Other operating expenses	629	8	779	36
Total operating expenses	10,825	10,048	22,487	19,238
Operating Income	9,820	9,201	18,510	20,128
Other Expense (Income)
Interest expense, net	14,850	14,069	29,843	27,453
Other (income) expense, net	(9)	12	(22)	328
Total other expenses	14,841	14,081	29,821	27,781
Loss Before Income Taxes	(5,021)	(4,880)	(11,311)	(7,653)
Income Tax Expense	402	529	836	790
Net Loss	$(5,423)	$(5,409)	$(12,147)	$(8,443)
Loss per share:
Basic and diluted	$(54,230.00)	$(54,090.00)	$(121,470.00)	$(84,430.00)
Weighted-average common shares outstanding:
Basic and diluted	100	100	100	100

Table 3: Unaudited Statements of Cash Flows

Nesco Holdings I, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows (unaudited)

	Six Months Ended June 30,
(in thousands)	2019	2018
Operating Activities
Net loss	$(12,147)	$(8,443)
Adjustments to reconcile net loss to net cash flow from operating activities:
Depreciation	34,176	31,412
Amortization - intangibles	1,448	1,383
Amortization - financing costs	1,380	1,802
Provision for losses on accounts receivable	1,112	1,974
Share-based payments	180	570
Gain on sale of equipment - rental fleet	(3,260)	(4,345)
Gain on insurance proceeds - damaged equipment	(387)	—
Major repair disposal	1,146	761
Deferred tax expense	544	515
Changes in assets and liabilities:
Accounts receivable	(13,357)	152
Inventory	(8,864)	(7,044)
Prepaid expenses and other	(2,412)	(2,365)
Accounts payable	8,020	(2,627)
Accrued expenses and other liabilities	(683)	(2,867)
Unearned income	(1,719)	(247)
Net cash flow from operating activities	5,177	10,631
Investing Activities
Purchase of equipment - rental fleet	(51,734)	(18,709)
Proceeds from sale of equipment - rental fleet	18,187	17,451
Insurance proceeds from damaged equipment	1,427	—
Purchase of other property and equipment	(3,655)	(2,524)
Net cash flow from investing activities	(35,775)	(3,782)
Financing Activities
Borrowings under revolving credit facilities	43,000	21,000
Repayments under revolving credit facilities	(9,000)	(22,000)
Repayments of notes payable	(365)	(1,212)
Capital lease payments	(2,613)	(2,600)
Finance fees paid	20	(1,394)
Net cash flow from financing activities	31,042	(6,206)
Net Change in Cash	444	643
Cash at Beginning of Period	2,140	960
Cash at End of Period	$2,584	$1,603
Supplemental Cash Flow Information
Cash paid for interest	$28,708	$26,237
Cash paid for income taxes	240	237
Non-Cash Investing and Financing Activities
Transfer of parts inventory to leased equipment	2,618	2,323
Rental equipment purchases in accounts payable	19,021	6,404
Rental equipment sales in accounts receivable	623	2,153
Insurance recoveries accrued in accounts receivable	224	—
Rental equipment on capital lease	—	6,589

Table 4: Unaudited Adjusted EBITDA Reconciliation

Nesco Holdings I, Inc. and Subsidiaries

Adjusted EBITDA Reconciliation (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2019	2018	2019	2018
Net loss	$(5,423)	$(5,409)	$(12,147)	$(8,443)
Interest expense	14,850	14,069	29,843	27,453
Income tax expense	402	529	836	790
Depreciation expense	17,180	15,773	34,176	31,412
Amortization expense	724	745	1,448	1,383
EBITDA	27,733	25,707	54,156	52,595
Adjustments:
Non-cash purchase accounting impact	125	1,005	736	1,838
Transaction and process improvement costs	2,183	1,059	4,693	1,502
Major repairs	384	339	1,146	761
Share-based payments	52	280	180	570
Other non-recurring items	—	—	—	300
Adjusted EBITDA	$30,477	$28,390	$60,911	$57,566

Table 5: Fleet Metrics

	Three Months Ended June 30,
	2019	2018	Change	(%)
Fleet count
Quarter to date average	4,205	3,930	275	7.0%
Equipment on rent (in thousands)
Quarter to date average	$468,000	$451,400	$16,600	3.7%
Fleet utilization
Quarter to date average	78.7%	80.9%	(2.2%)	(2.7%)
Rental rate per day
Quarter to date average	$136.6	$138.8	$(2.2)	(1.6%)

OPERATIONAL AND FINANCIAL METRICS

Average fleet utilization for the period is calculated as the total number of invoiced days divided by the total number of available equipment days.

Average equipment on rent is the average original equipment cost of units on rent during the period. The measure provides a value dimension to the fleet utilization statistics.

Average rental rate per day for the period is calculated as total rental revenue divided by the total rental days, which represents the number of billable rental days in the period aggregated across all units in the fleet.

Adjusted EBITDA is defined as net income (loss) plus interest expense, provision for income taxes, depreciation, and amortization, as further adjusted for (1) non-cash purchase accounting impact, (2) transaction and process improvement costs, (3) major repairs, (4) share-based payments, and (5) other non-recurring items. These metrics are subject to certain limitations.